EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2012, relating to the financial statements of Independence Hub, LLC, appearing in the Annual Report on Form 10-K of Helix Energy Solutions Group, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Houston, Texas
August 23, 2012